Exhibit 99.1

For Immediate Release	Symbol: POT
July 28, 2011
Listed: TSX, NYSE
PotashCorp Reports Record Second-Quarter Earnings per Share
Second-Quarter 2011 and Outlook Highlights:
•	Record second-quarter earnings of $0.96[1] per share; 81 percent above second-quarter 2010

•	Strong demand and pricing across potash, phosphate and nitrogen

•	Record second-quarter potash production of 2.6 million tonnes

•	Capital expenditures of $492 million for the quarter, primarily related to potash expansion program

•	Third-quarter 2011 earnings guidance of $0.80-$1.00 per share

•	Full-year 2011 earnings guidance raised to $3.40-$3.80 per share
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported record second-quarter earnings of $0.96 per share ($840 million) — the second-highest total for any quarter in our history and 81 percent above the $0.53 per share ($480 million) earned in the same period last year. This result raised earnings for the first half of 2011 to a record $1.79 per share, 18 percent above the previous high set in 2008 and significantly above the $1.01 per share earned in the first half of 2010.
Higher prices for all three nutrients and continuing strong demand, especially for potash and phosphate, pushed second-quarter gross margin to $1.2 billion, double the $0.6 billion generated in the same quarter of 2010. Gross margin for the first six months of 2011 reached $2.3 billion, a substantial increase over the $1.3 billion earned in the same period last year. Earnings before finance costs, income taxes and depreciation and amortization (EBITDA) 2 of $1.3 billion and cash flow prior to working capital changes2 of $1.1 billion significantly exceeded totals for the same quarter in 2010, driving record results for the first six months of the year.
Our strategic offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sinofert Holdings Limited (Sinofert) in China and Sociedad Química y Minera de Chile S.A. (SQM) in Chile benefited from the same strong fertilizer market conditions and contributed $119 million to our second-quarter earnings, raising the total for the first half of the year to $170 million. This compared to earnings contributions of $159 million in the second quarter last year, when ICL paid a $70 million special dividend, and $185 million for the first six months of 2010. The market value of our investments in these publicly traded companies as at market close July 27, 2011 equated to approximately $10.3 billion or $12 per PotashCorp share.
“The continuation of strong fertilizer demand combined with the limitations of global production, especially in potash, resulted in tight fertilizer markets and rising prices for our products,” said PotashCorp President and Chief Executive Officer Bill Doyle. “With farmers committed to increasing yields and capitalizing on the unprecedented economic opportunity, we worked to keep pace with growing demand, which resulted in a record quarter for our company. We believe our ongoing investment in expanding potash operational capability is playing an integral role in the world’s food story, and we demonstrated our increased ability to deliver — for our customers and our shareholders.”
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 — 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Market Conditions
Despite volatility in commodity markets, crop economics remained attractive throughout the second quarter, giving farmers the incentive to improve nutrient applications, which resulted in rising fertilizer demand and pricing.
During the quarter, key spot-market potash buyers moved aggressively to secure sufficient volumes to fill immediate needs. With demand putting pressure on global supply capabilities, producers operated at or near record production levels in an attempt to keep pace. Offshore potash shipments from North American producers for the second quarter were 23 percent higher than in the same period in 2010 and reached a record 5.9 million tonnes for the first half of 2011. This was achieved on the strength of demand in Latin America and spot markets in Asia, which more than offset the absence of India, where there has been no contract since the end of the first quarter of 2011. Despite a late planting season, domestic shipments from North American producers during the quarter rose 39 percent from the same period last year. Combined with a strong first quarter, first-half domestic shipments reached 4.6 million tonnes, similar to totals for the same period last year. By the end of the second quarter, North American producer inventories were reduced to their lowest levels of the year — 26 percent below the average of the last five years. Tightening supply/demand conditions continued to push prices higher in most major markets, including China, which signed new supply commitments late in the second quarter.
In phosphate, second-quarter solid fertilizer shipments from US producers climbed 9 percent from the same quarter last year, buoyed by strong export demand. Following the settlement of six-month commitments with India in late March, exports from US producers rose 19 percent compared to the second quarter of 2010. By the end of June, US solid phosphate producer inventories were 28 percent below the previous five-year average. The combination of strong demand, higher raw material costs and the expectation of lower phosphate exports from China exerted upward pressure on pricing.
In nitrogen, demand remained robust, with second-quarter US domestic shipments of ammonia and urea comparable to 2010 levels. US producer inventories for both products tightened in the quarter, pushing up prices for all nitrogen products. After lagging ammonia through the first quarter of 2011, prices for urea moved sharply higher on strong agricultural demand and an expectation of lower urea exports from China. Competitive US gas prices continued to support healthy margins for domestic nitrogen producers.
Potash
Higher sales volumes and rising prices pushed second-quarter potash gross margin to $793 million, nearly double the $411 million earned in the same period of 2010. With consecutive strong quarters, our potash gross margin for the first half of 2011 reached a record $1.5 billion.
Second-quarter sales volumes totaled 2.5 million tonnes — 32 percent higher than in the same period of 2010 —and boosted first-half potash sales to 5.3 million tonnes, a company record. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, shipped at near-record levels, which helped push our offshore sales volumes to 1.7 million tonnes, significantly above the 1.3 million tonnes sold in the second quarter of 2010. The strongest demand came from Asian countries (other than China and India) and from Latin America. Shipments to these regions accounted for 51 percent and 32 percent, respectively, of Canpotex’s shipments during the quarter, while China represented 14 percent. Second-quarter North American sales volumes of 0.8 million tonnes were up from 0.6 million tonnes in the same period last year and raised our first-half North American shipments to 1.9 million tonnes.

Prices continued to move higher as previously announced increases began to be reflected in results, with our average second-quarter realized price climbing to $416 per tonne, up $107 per tonne from last year’s second quarter and $50 per tonne from first-quarter 2011.
Even as we achieved record second-quarter production of 2.6 million tonnes, inventories remained low because of the ongoing strength in potash demand. While higher production had favorable impacts on our per-tonne cost of goods sold, the benefits were largely offset by higher depreciation costs, increased royalty payments (due to higher potash prices) and the translation of Canadian production costs to a weaker US dollar.
Phosphate
Robust fertilizer markets resulted in second-quarter phosphate gross margin of $166 million, more than triple the $49 million earned in the same period last year. While all phosphate products benefited from improved sales volumes and prices, solid fertilizer ($61 million) and liquid fertilizer ($50 million) were the largest contributors. Industrial and feed products contributed $28 million and $23 million, respectively. Gross margin for the first six months of 2011 rose to $316 million, significantly above the first-half 2010 total of $113 million.
Phosphate sales volumes grew to 1.0 million tonnes in the second quarter, significantly ahead of the 0.7 million tonnes sold in the same period last year. Strong agricultural fundamentals drove higher demand for fertilizer products — both liquids and solids — resulting in a larger allocation of sales volumes to these products.
Our average realized phosphate price of $578 per tonne in the second quarter was 26 percent higher than in the same quarter last year. Realized prices for liquid and solid fertilizer were up 42 percent and 29 percent, respectively, as the prices of these products reflected the strength in global demand and the tight supply. Prices for feed products were up 16 percent, responding less rapidly as a result of challenging livestock economics, while industrial prices, influenced by certain longer-term contracts that lag current conditions, rose 15 percent.
Higher ammonia and sulfur input costs more than offset the favorable impacts that higher operating levels had on per-tonne cost of goods sold.
Nitrogen
Rising prices for all nitrogen products drove second-quarter nitrogen gross margin of $209 million, 67 percent above the $125 million earned in the same period last year and nearly equal to the second-quarter record achieved in 2008. Through the first six months of 2011, our nitrogen segment generated $412 million in gross margin, substantially above the first-half 2010 total of $260 million. Our US nitrogen operations delivered $105 million in gross margin during the second quarter, while our Trinidad operations contributed $104 million.
Nitrogen sales volumes of 1.3 million tonnes were relatively flat compared to the second quarter last year. Strong industrial and agricultural demand for ammonia resulted in a larger share of production being allocated to this higher-margin product, limiting production of other downstream products.
Our second-quarter average realized nitrogen price was $400 per tonne, 39 percent higher than in the same period last year. Ammonia prices rose 42 percent, and realized prices for urea increased 33 percent. Prices for other nitrogen products were up by 23 percent.

The total average natural gas cost for second-quarter 2011, including our hedge position, was $6.21 per MMBtu, an increase of 30 percent over the same period last year. Most of the increase was the result of higher Trinidad gas costs, which are primarily indexed to the Tampa ammonia price.
Financial
Selling and administrative expenses for the second quarter of 2011 increased quarter-over-quarter, from $33 million to $55 million, primarily due to higher compensation expense accruals. Higher earnings raised income tax expense for the quarter to $297 million, up from $165 million in second-quarter 2010.
Ongoing expansion projects at our Allan, Cory, Rocanville and New Brunswick facilities accounted for the majority of the $492 million in quarterly capital expenditures on property, plant and equipment. At the end of second-quarter 2011, approximately two-thirds of the capital required for our estimated $7.5 billion potash expansion program had been spent.
During the quarter, $600 million in bonds matured and were repaid out of operating cash flow and proceeds from our commercial paper program.
Outlook
Even with uncertainty around macroeconomic issues — including US and European sovereign debt concerns — weighing on equity markets and investors’ tolerance for risk, the strength of agricultural fundamentals continues to provide a highly favorable environment for our business. The pursuit of higher crop yields is essential to meeting the world’s immediate and long-term food needs and is driving strong demand for all three nutrients, especially potash.
While no industry is fully immune to external economic forces, the need to meet the world’s ever-increasing food supply requirements is an important challenge and a powerful force. We see evidence of this today. When investors back away from agricultural commodities, commercial buyers quickly step in to secure a share of the world’s crop production. Although crop prices are likely to fluctuate, we anticipate they will remain at levels that provide farmers with the motivation to maximize production and the confidence to invest in their most important asset — their soil.
The ability to meet the anticipated increase in potash needs of the world’s farmers is made more challenging by a void in the supply chain that was triggered by demand deferrals amidst the economic downturn. Inventories at the distributor level remain limited, as purchased tonnes are moving quickly to farmers for use on their crops. Inventories of North American producers are also well below historical levels as we enter the traditional period for maintenance-related shutdowns. Many potash buyers globally are recognizing the tightness of world supply and are moving to secure product — a trend that we expect to continue in 2012, especially with the anticipated return of India and China to the market in a more substantial way.
These are some of the conditions we anticipated when we launched our potash expansion program in 2003. While some competitors are still working through the planning and feasibility of potential expansions, several of our projects — largely initiated and advanced during a period of lower construction and materials costs — are now completed or in advanced stages of construction. We believe they will give us the ability to increase production in a time of rising demand and higher prices and expect our expanded operational capability to be a competitive advantage for years to come.
While seldom considered by those outside the potash business, operating facilities at full capability can be a challenge as disruptions from logistical, operational and geological issues are common. We continue to estimate global demand will approximate 55-60 million tonnes in 2011, but now anticipate that meeting the upper end of the range will be constrained by what we estimate is the industry’s ability to produce.
In North America, we anticipate that robust potash demand will continue through the second half of 2011, with the majority of our product already committed for the third quarter at the previously announced price of $560 per short ton ($617 per tonne) FOB US Midwest warehouses. We expect the $30 per short ton price increase announced at the end of June will begin to be reflected in our realizations during the fourth quarter. Shipments to North American customers from all suppliers are expected to approximate 10-10.5 million tonnes for the full year.
Latin American distributors continue to move aggressively to secure potash supplies to meet strong farmer demand, with the majority of third-quarter sales volumes booked at a delivered price of $550 per tonne. We anticipate total demand in this market will reach 10-10.5 million tonnes for 2011 (including 7-7.5 million tonnes of imports to Brazil), with record consumption expected to result in low distributor inventories after its primary planting season.
Ongoing strength in demand from Asian markets outside of China and India is likely to continue as growers strive to capitalize on historically high returns for key crops such as oil palm, sugar, rice and rubber. We expect potash sales for the third quarter to reflect the previously announced price of $510 per tonne on a delivered basis and demand in this region to approximate 7.7-8.2 million tonnes this year.
China’s second-half 2011 contract with Canpotex, which included a $70-per-tonne price increase from previous contract levels, is expected to provide a steady flow of potash to this market. We anticipate China’s consumption will approximate 10.5 million tonnes this year, including imports of approximately 6-6.5 million tonnes. With limited product available to satisfy its pent-up demand through the remainder of 2011, we expect this market will end the year with reduced inventories.
India has a high agronomic need for potash and its inventories have been reduced to critically low levels, which is creating strong pressure from commercial buyers and farmers to secure new supply. Given the delay in settling new contracts and limited product availability in the second half of 2011, we now anticipate India’s annual imports will total 4-4.5 million tonnes. With its pressing need to increase crop productivity and restock depleted inventories, we expect significant Indian demand requirements in 2012.
In this environment, we forecast our 2011 potash segment gross margin will be in the range of $2.9 billion to $3.2 billion and our total shipments within the range of 9.6-10 million tonnes. Scheduled summer maintenance shutdowns and extended expansion-related downtime at our Allan facility will limit our supply of product in the second half of the year. Although we experienced a longer than expected ramp-up at our new Cory mill in the first half of 2011, we expect to begin operating at improved rates during the third quarter.
Phosphate markets are projected to remain strong through 2011, given robust fertilizer demand, the expectation of reduced Chinese exports and higher prices for phosphate rock and phosphoric acid. We anticipate improved margins for all downstream phosphate products although higher prices for input costs are expected to limit margin upside. In nitrogen, we anticipate that strong agricultural and industrial demand will support higher prices through the remainder of 2011. Given these conditions, we expect our combined phosphate and nitrogen gross margin for 2011 to be in the range of $1.4 billion to $1.6 billion.

In addition, we believe the strength of global potash market fundamentals will increase other sources of income for 2011 to a range of $330-$360 million. We now expect capital expenditures (excluding capitalized interest) for 2011 to approximate $2.2 billion, with $1.6 billion relating to our ongoing potash expansion projects.
We expect third-quarter net income per share to approximate $0.80-$1.00 per share and have raised our full-year earnings guidance to the range of $3.40-$3.80 per share.
Conclusion
“As we look ahead, we see unprecedented opportunities to fulfill our mission of helping the world’s farmers meet the growing global demand for food,” said Doyle. “Our expansion projects are improving our ability to meet the growth in potash demand and enhancing our strong position in the industry. Our long-term approach, supported by the patience and capital of our investors, is enabling us to play a meaningful role in the global food chain and we look forward to delivering on our potential for our customers, investors and other stakeholders.”
Notes
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Vice President, Investor and Public Relations	Senior Director, Public Affairs
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com
This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions, including with respect to: foreign exchange rates; expected growth, results of operations, performance, business prospects and opportunities; and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit markets; the results of sales contract negotiations with major markets; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in, and the effects of, government policies and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2010 under the captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
PotashCorp will host a Conference Call on Thursday, July 28, 2011 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
- From Canada and the US: 1-877-881-1303
- From Elsewhere: 1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
- Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$408	$412
Receivables	1,268	1,059
Inventories	597	570
Prepaid expenses and other current assets	43	54

	2,316	2,095
Non-current assets
Property, plant and equipment	8,909	8,141
Investments in equity-accounted investees	1,100	1,051
Available-for-sale investments	3,474	3,842
Other assets	304	303
Intangible assets	114	115

Total Assets	$16,217	$15,547

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$1,117	$1,871
Payables and accrued charges	1,291	1,198
Current portion of derivative instrument liabilities	54	75

	2,462	3,144
Non-current liabilities
Long-term debt (Note 2)	3,704	3,707
Derivative instrument liabilities	184	204
Deferred income tax liabilities	901	737
Accrued pension and other post-retirement benefits	483	468
Asset retirement obligations and accrued environmental costs	520	455
Other non-current liabilities and deferred credits	108	147

Total Liabilities	8,362	8,862

Shareholders’ Equity
Share capital	1,455	1,431
Unlimited authorization of common shares without par value; issued and outstanding 855,538,911 and 853,122,693 at June 30, 2011 and December 31, 2010, respectively
Contributed surplus	342	308
Accumulated other comprehensive income	2,054	2,394
Retained earnings	4,004	2,552

Total Shareholders’ Equity	7,855	6,685

Total Liabilities and Shareholders’ Equity	$16,217	$15,547

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Income
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Sales (Note 3)	$2,325	$1,437	$4,529	$3,151
Freight, transportation and distribution	(132)	(99)	(281)	(254)
Cost of goods sold	(1,025)	(753)	(1,984)	(1,583)

Gross Margin	1,168	585	2,264	1,314
Selling and administrative expenses	(55)	(33)	(130)	(93)
Provincial mining and other taxes	(60)	(17)	(94)	(40)
Share of earnings of equity-accounted investees	66	45	117	71
Dividend income	53	114	53	114
Other income (expenses)	3	(15)	(10)	(21)

Operating Income	1,175	679	2,200	1,345
Finance Costs	(38)	(34)	(88)	(65)

Income Before Income Taxes	1,137	645	2,112	1,280
Income Taxes (Note 5)	(297)	(165)	(540)	(356)

Net Income	$840	$480	$1,572	$924

Net Income Per Share (Note 6)
Basic	$0.98	$0.54	$1.84	$1.04
Diluted	$0.96	$0.53	$1.79	$1.01

Dividends Per Share	$0.07	$0.03	$0.14	$0.07

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Net of related income taxes)	2011	2010	2011	2010

Net Income	$840	$480	$1,572	$924

Other comprehensive loss
Net decrease in unrealized gains on available-for-sale investments (1)	(97)	(848)	(368)	(722)
Net losses on derivatives designated as cash flow hedges (2)	(13)	(11)	—	(64)
Reclassification to income of net losses on cash flow hedges (3)	14	15	28	24
Other	2	(3)	—	(4)

Other Comprehensive Loss	(94)	(847)	(340)	(766)

Comprehensive Income (Loss)	$746	$(367)	$1,232	$158

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(8) (2010 — $(7)) for the three months ended June 30, 2011 and $NIL (2010 — $(39)) for the six months ended June 30, 2011.

(3)	Net of income taxes of $8 (2010 — $8) for the three months ended June 30, 2011 and $16 (2010 — $14) for the six months ended June 30, 2011.
(See Notes to the Condensed Consolidated Financial Statements)
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Changes in Equity
(in millions of US dollars)
(unaudited)

			Accumulated Other Comprehensive Income
			Unrealized	Net unrealized		Total
			gains on	losses on		Accumulated
			available-	derivatives		Other
	Share	Contributed	for-sale	designated as		Comprehensive	Retained	Total
	Capital	Surplus	investments	cash flow hedges	Other	Income	Earnings	Equity

Balance — January 1, 2011	$1,431	$308	$2,563	$(177)	$8	$2,394	$2,552	$6,685
Net income	—	—	—	—	—	—	1,572	1,572
Other comprehensive (loss) income	—	—	(368)	28	—	(340)	—	(340)
Effect of share-based compensation	—	34	—	—	—	—	—	34
Dividends declared	—	—	—	—	—	—	(120)	(120)
Issuance of common shares	24	—	—	—	—	—	—	24

Balance — June 30, 2011	$1,455	$342	$2,195	$(149)	$8	$2,054	$4,004	$7,855

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Operating Activities
Net income	$840	$480	$1,572	$924

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	128	109	252	219
Share-based compensation	5	4	19	19
Realized excess tax benefit related to share-based compensation	11	1	23	8
Provision for deferred income tax	78	17	153	75
Undistributed earnings of equity-accounted investees	1	(2)	(50)	(28)
Asset retirement obligations and accrued environmental costs	15	83	18	78
Other	(8)	48	(18)	78

Subtotal of adjustments	230	260	397	449

Changes in non-cash operating working capital
Receivables	24	296	(189)	390
Inventories	6	(72)	(21)	(30)
Prepaid expenses and other current assets	12	(17)	12	(11)
Payables and accrued charges	(48)	49	(17)	85

Subtotal of changes in non-cash operating working capital	(6)	256	(215)	434

Cash provided by operating activities	1,064	996	1,754	1,807

Investing Activities
Additions to property, plant and equipment	(492)	(498)	(933)	(955)
Purchase of long-term investments	—	—	—	(422)
Other assets and intangible assets	(3)	(37)	(3)	(71)

Cash used in investing activities	(495)	(535)	(936)	(1,448)

Cash before financing activities	569	461	818	359

Financing Activities
Repayment of long-term debt obligations	(600)	(250)	(600)	—
Proceeds from (repayments of) short-term debt obligations	94	(118)	(159)	(333)
Dividends	(60)	(30)	(88)	(59)
Issuance of common shares	7	5	25	15

Cash used in financing activities	(559)	(393)	(822)	(377)

Increase (Decrease) in Cash and Cash Equivalents	10	68	(4)	(18)
Cash and Cash Equivalents, Beginning of Period	398	299	412	385

Cash and Cash Equivalents, End of Period	$408	$367	$408	$367

Cash and cash equivalents comprised of:
Cash	$56	$55	$56	$55
Short-term investments	352	312	352	312

	$408	$367	$408	$367

Supplemental cash flow disclosure
Interest paid	$92	$63	$133	$105
Income taxes paid (recovered)	$149	$(162)	$324	$(140)

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company.
The company previously prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). The company adopted International Financial Reporting Standards (“IFRS”), which were incorporated into the CICA Handbook, on January 1, 2011 with effect from January 1, 2010. Accordingly, these unaudited interim condensed consolidated financial statements are based on IFRS, as issued by the International Accounting Standards Board (“IASB”). In these unaudited interim condensed consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the company’s adoption of IFRS.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its wholly owned subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34, “Interim Financial Reporting”, and will include additional information under IFRS 1, “First-time Adoption of International Financial Reporting Standards”, in its Quarterly Report on Form 10-Q in August 2011.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the following sources:
•	2010 annual consolidated financial statements, for additional annual disclosures presented under Canadian GAAP;

•	2011 First Quarter Quarterly Report on Form 10-Q, for additional information under IFRS 1, “First-time Adoption of International Financial Reporting Standards” and descriptions of significant differences in the company’s IFRS and Canadian GAAP policies and transition impact; and

•	Note 7 to these unaudited interim condensed consolidated financial statements, for the adjustments between IFRS and Canadian GAAP as at and for the periods ended June 30, 2010.
In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2. Long-Term Debt
On May 31, 2011, the company fully repaid $600 of 7.75 percent 10-year senior notes.
3. Segment Information
The company has three reportable operating segments: potash, phosphate and nitrogen. These operating segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,121	$633	$571	$—	$2,325
Freight, transportation and distribution	(70)	(40)	(22)	—	(132)
Net sales — third party	1,051	593	549	—
Cost of goods sold	(258)	(427)	(340)	—	(1,025)
Gross margin	793	166	209	—	1,168
Depreciation and amortization	(37)	(57)	(32)	(2)	(128)
Inter-segment sales	—	—	39	—	—

	Three Months Ended June 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$641	$364	$432	$—	$1,437
Freight, transportation and distribution	(51)	(28)	(20)	—	(99)
Net sales — third party	590	336	412	—
Cost of goods sold	(179)	(287)	(287)	—	(753)
Gross margin	411	49	125	—	585
Depreciation and amortization	(29)	(48)	(30)	(2)	(109)
Inter-segment sales	—	—	28	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)

	Six Months Ended June 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$2,230	$1,182	$1,117	$—	$4,529
Freight, transportation and distribution	(153)	(83)	(45)	—	(281)
Net sales — third party	2,077	1,099	1,072	—
Cost of goods sold	(541)	(783)	(660)	—	(1,984)
Gross margin	1,536	316	412	—	2,264
Depreciation and amortization	(79)	(104)	(65)	(4)	(252)
Inter-segment sales	—	—	77	—	—

	Six Months Ended June 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,533	$765	$853	$—	$3,151
Freight, transportation and distribution	(147)	(63)	(44)	—	(254)
Net sales — third party	1,386	702	809	—
Cost of goods sold	(445)	(589)	(549)	—	(1,583)
Gross margin	941	113	260	—	1,314
Depreciation and amortization	(59)	(96)	(60)	(4)	(219)
Inter-segment sales	—	—	54	—	—
4. Share-Based Compensation
On May 12, 2011, the company’s shareholders approved the 2011 Performance Option Plan under which the company may, after February 22, 2011 and before January 1, 2012, issue options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2011, options to purchase a total of 1,144,100 common shares had been granted under the plan. The weighted average fair value of options granted was $23.64 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.28
Expected volatility	52%
Risk-free interest rate	2.29%

Expected life of options	5.5 years

5. Income Taxes
A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.
For the three months ended June 30, 2011, the company’s income tax expense was $297 (2010 — $165). For the six months ended June 30, 2011, the company’s income tax expense was $540 (2010 — $356). The actual effective tax rate including discrete items for the three and six months ended June 30, 2011 was 26 percent (2010 — 26 percent and 28 percent, respectively). Total discrete tax adjustments that impacted the rate in the three months ended June 30, 2011, resulted in an income tax recovery of $1 compared to an income tax expense of $14 in the same period last year. Total discrete tax adjustments that impacted the rate in the six months ended June 30, 2011, resulted in an income tax recovery of $24 compared to an income tax expense of $25 in the same period last year. Significant items recorded included the following:
•	In first-quarter 2011, a current tax recovery of $21 for previously paid withholding taxes.

•	To adjust the 2009 income tax provision to the income tax returns filed, a current income tax expense of $18 was recorded in first-quarter 2010 along with a current income tax expense of $20 and a deferred income tax recovery of $11 in second-quarter 2010.

•	In first-quarter 2010, a current tax recovery of $10 for an anticipated refund of taxes paid related to forward exchange contracts.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
6. Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2011 of 854,997,000 (2010 — 889,128,000). Basic net income per share for the six months ended June 30, 2011 is calculated based on the weighted average shares issued and outstanding for the period of 854,518,000 (2010 — 888,744,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect is dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2011 was 876,527,000 (2010 — 913,387,000) and for the six months ended June 30, 2011 was 876,612,000 (2010 — 913,785,000).
7. Transition to IFRS
The company adopted IFRS on January 1, 2011 with effect from January 1, 2010. The company’s financial statements for the year ending December 31, 2011 will be the first annual consolidated financial statements that comply with IFRS. These unaudited interim condensed consolidated financial statements were prepared as described in Note 1.
Reconciliations from Canadian GAAP to IFRS
Reconciliation of Net Income

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2010

Net Income — Canadian GAAP	$472	$921
IFRS adjustments to net income:
Policy choices
Employee benefits — Actuarial gains and losses	7	13
Other
Provisions — Changes in asset retirement obligations	(24)	(25)
Property, plant and equipment	8	8
Borrowing costs	(4)	(6)
Manufacturing cost variance at interim periods	6	15
Employee benefits — Past service costs	(1)	(1)
Impairment of assets	(2)	(1)
Share-based payments	14	(1)
Income taxes — Tax effect of above differences	1	1
Income tax-related differences	3	—

Net Income — IFRS	$480	$924

Reconciliation of Shareholders’ Equity

	June 30,	December 31,
	2010	2010

Shareholders’ Equity — Canadian GAAP	$6,569	$6,804
IFRS adjustments to shareholders’ equity:
Policy choices
Employee benefits — Actuarial gains and losses	(352)	(375)
Other
Provisions — Changes in asset retirement obligations	(90)	(79)
Investments (Equity investee adoption of IFRS earlier than PotashCorp)	(45)	(45)
Property, plant and equipment	27	52
Borrowing costs	(20)	(25)
Manufacturing cost variance at interim periods	15	—
Employee benefits — Past service costs and Canadian GAAP transition amounts	12	10
Impairment of assets	6	5
Constructive obligations	(2)	(5)
Share-based payments	1	1
Income taxes — Tax effect of above differences	153	154
Income tax-related differences	128	188

Shareholders’ Equity — IFRS	$6,402	$6,685

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Potash Operating Data
Production (KCl Tonnes — thousands)	2,570	2,232	5,162	4,187
Shutdown weeks (1)	—	4.6	—	18.0
Sales (tonnes — thousands)
Manufactured Product
North America	831	575	1,923	1,841
Offshore	1,690	1,329	3,386	2,527

Manufactured Product	2,521	1,904	5,309	4,368

Potash Net Sales
(US $ millions)
Sales	$1,121	$641	$2,230	$1,533
Freight, transportation and distribution	(70)	(51)	(153)	(147)

Net Sales	$1,051	$590	$2,077	$1,386

Manufactured Product
North America	$409	$213	$875	$663
Offshore	640	375	1,195	717
Other miscellaneous and purchased product	2	2	7	6

Net Sales	$1,051	$590	$2,077	$1,386

Potash Average Price per MT
North America	$492	$370	$455	$360
Offshore	$379	$282	$353	$284

Manufactured Product	$416	$309	$390	$316

(1)	Excludes planned routine annual maintenance shutdowns.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	552	491	1,084	939
P2O5 Operating Rate	93%	83%	91%	79%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	298	219	647	467
Fertilizer — Solid phosphates	398	215	653	508
Feed	153	146	288	313
Industrial	164	139	318	291

Manufactured Product	1,013	719	1,906	1,579

Phosphate Net Sales
(US $ millions)
Sales	$633	$364	$1,182	$765
Freight, transportation and distribution	(40)	(28)	(83)	(63)

Net Sales	$593	$336	$1,099	$702

Manufactured Product
Fertilizer — Liquid phosphates	$158	$81	$328	$162
Fertilizer — Solid phosphates	234	98	391	224
Feed	82	68	153	139
Industrial	112	82	213	164
Other miscellaneous and purchased product	7	7	14	13

Net Sales	$593	$336	$1,099	$702

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$529	$372	$507	$349
Fertilizer — Solid phosphates	$588	$456	$598	$440
Feed	$536	$464	$531	$444
Industrial	$682	$591	$669	$565

Manufactured Product	$578	$458	$569	$437

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Nitrogen Operating Data
Production (N Tonnes — thousands)	705	713	1,391	1,451
Average Natural Gas Production Cost per MMBtu	$6.21	$4.77	$6.02	$4.84
Sales (tonnes — thousands)
Manufactured Product
Ammonia	514	461	1,028	891
Urea	316	324	647	668
Nitrogen solutions/Nitric acid/Ammonium nitrate	469	532	964	1,080

Manufactured Product	1,299	1,317	2,639	2,639

Fertilizer sales tonnes	448	527	836	1,025
Industrial/Feed sales tonnes	851	790	1,803	1,614

Manufactured Product	1,299	1,317	2,639	2,639

Nitrogen Net Sales
(US $ millions)
Sales	$571	$432	$1,117	$853
Freight, transportation and distribution	(22)	(20)	(45)	(44)

Net Sales	$549	$412	$1,072	$809

Manufactured Product
Ammonia	$280	$177	$524	$324
Urea	130	100	268	221
Nitrogen solutions/Nitric acid/Ammonium nitrate	110	101	222	200
Other miscellaneous and purchased product	29	34	58	64

Net Sales	$549	$412	$1,072	$809

Fertilizer net sales	$191	$149	$335	$278
Industrial/Feed net sales	329	229	679	467
Other miscellaneous and purchased product	29	34	58	64

Net Sales	$549	$412	$1,072	$809

Nitrogen Average Price per MT
Ammonia	$545	$383	$510	$364
Urea	$413	$310	$414	$331
Nitrogen solutions/Nitric acid/Ammonium nitrate	$234	$190	$230	$185

Manufactured Product	$400	$287	$384	$282

Fertilizer average price per MT	$428	$283	$401	$271
Industrial/Feed average price per MT	$386	$290	$376	$289

Manufactured Product	$400	$287	$384	$282

Exchange Rate (Cdn$/US$)

	2011	2010

December 31		0.9946
June 30	0.9643	1.0606
Second-quarter average conversion rate	0.9676	1.0227

Potash Corporation of Saskatchewan Inc.
Selected Non-IFRS Financial Measures and Reconciliations
(in millions of US dollars except percentage amounts)
(unaudited)
The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.
A. EBITDA AND EBITDA MARGIN
Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Net income	$840	$480	$1,572	$924
Finance costs	38	34	88	65
Income taxes	297	165	540	356
Depreciation and amortization	128	109	252	219

EBITDA	$1,303	$788	$2,452	$1,564

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Sales	$2,325	$1,437	$4,529	$3,151
Freight, transportation and distribution	(132)	(99)	(281)	(254)

Net sales	$2,193	$1,338	$4,248	$2,897

Net income as a percentage of sales	36%	33%	35%	29%
EBITDA margin	59%	59%	58%	54%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.
Selected Non-IFRS Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B. CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Cash flow prior to working capital changes	$1,070	$740	$1,969	$1,373

Changes in non-cash operating working capital
Receivables	24	296	(189)	390
Inventories	6	(72)	(21)	(30)
Prepaid expenses and other current assets	12	(17)	12	(11)
Payables and accrued charges	(48)	49	(17)	85

Changes in non-cash operating working capital	(6)	256	(215)	434

Cash provided by operating activities	$1,064	$996	$1,754	$1,807
Additions to property, plant and equipment	(492)	(498)	(933)	(955)
Other assets and intangible assets	(3)	(37)	(3)	(71)
Changes in non-cash operating working capital	6	(256)	215	(434)

Free cash flow	$575	$205	$1,033	$347

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.